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                                  F O R M    4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person

Bolduc                               Glenn                                 D.
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(Last)                              (First)                             (Middle)

                               VIALOG Corporation
                   35 New England Business Center, Suite 160
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                                    (Street)

Andover                                 MA                                 01810
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(City)                               (State)                              (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                            VIALOG Corporation "VLOG"
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year
                                  February 1999
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5. If Amendment, Date of Original (Month/Year)

                                 February 1999
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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director

[ ] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)
                                CEO and President
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7. Individual or Joint/Group Filing (Check Applicable Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person
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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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Common Stock                                                 2/10/99              P             V          8,000        A       (1)
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Common Stock                                                 2/5/99               P             V          1,000        A      $8.00
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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
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Common Stock                                                                                D
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Common Stock                                                  34,000                        D
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* Represents the vesting of Management Recognition Plan Award and the change in form of ownership from indirect to direct.

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Security (Instr. 5)                 Derivative Security:               Beneficial
                                                                               Direct (D) or                      Ownership
                                                                               Indirect (I) (Instr. 4)            (Instr. 4)
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Explanation  of  Responses:

(1) The price for 5,000 shares was $6,063, and the price for 3,000 was $6,125.



                         /s/Glenn D. Bolduc                    2/26/99
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                         Signature of Reporting Person           Date